Exhibit 99.1

For: Cygne Designs, Inc.

Cygne Designs, Inc.

Roy Green, Chief Financial Officer

(212) 997-7767, ext. 242

CYGNE RECEIVES NASDAQ NOTICE LETTER

New York, New York, January 16, 2008-Cygne Designs, Inc. (NASDAQ: CYDS) today announced it has received a Nasdaq Staff Deficiency Letter on January 14, 2008 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). The letter gives the Company notice that the bid price of its common stock has closed under $1.00 for the last 30 business days.

Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided an initial period of 180 calendar days, or until July 14, 2008, to regain compliance. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 4310(c)(4) if at any time before July 14, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

If the Company cannot demonstrate compliance with Rule 4310(c)(4) by July 14, 2008, the Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel.

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel and men’s denim apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 and the Company’s other filings with the Securities and Exchange Commission.